Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Odyssey Semiconductor Technologies, Inc. on Post-Effective Amendment No. 1 to Form S-1 (File No. 333-234741) of our report dated May 29, 2020 with respect to our audits of the consolidated financial statements of Odyssey Semiconductor Technologies, Inc. as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

July 20, 2020